Exhibit 10.3

AMENDMENT NO. 1 TO STRATEGIC ALLIANCE AGREEMENT

This Amendment No. 1 to Strategic Alliance Agreement (this “Amendment”), effective as of March 13, 2017 (the “Amendment Effective Date”), is entered into by and between PRIMO WATER CORPORATION, a Delaware corporation (“Primo”), and DS SERVICES OF AMERICA, INC., a Delaware corporation f/k/a DS Waters of America, Inc. (“DSW”).

BACKGROUND

WHEREAS, Primo and DSW entered into a Strategic Alliance Agreement, dated as of November 12, 2013 (the "Original Agreement");

WHEREAS, Primo and DSW desire to extend the term of the Original Agreement and to amend the Original Agreement to reflect certain changed conditions and the new understanding between the parties as set forth below; and

WHEREAS, pursuant to Section 25 of the Original Agreement, the amendments contemplated by the parties must be contained in a written agreement signed by each party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Original Agreement.

2.	Amendment to Original Agreement. Subject to the terms and conditions set forth herein, the Original Agreement is hereby amended as follows:

a.	The definition of “ Reconciliation Balance” in Section 1 of the Original Agreement is hereby replaced in its entirety by the following:

“Reconciliation Balance” shall mean, for each Customer that makes payments to Primo based upon the Bottles scanned in their point of sale systems (a “SBT Customer”), (A) the difference between (i) the number of Bottles of Product delivered by or on behalf of DSW to such SBT Customer for any given period, and (ii) the number of Bottles of Product for which Primo receives full payment from such SBT Customer for such period, times (B) the payment rate per Bottle as set forth on Schedule E.

b.	Section 3 of the Original Agreement is hereby replaced in its entirety by the following:

“Term. This Agreement shall commence on the Effective Date specified above, and shall, unless earlier terminated pursuant to the provisions hereof, continue until December 31, 2025 (“Initial Term”), when it shall either be terminated pursuant to the provisions hereof, or, unless so terminated, be automatically renewed for one (1) or more successive seven (7) year terms (“Renewal Terms”), each of which shall be subject to the termination and all other provisions hereof (collectively the “Term”).”

c.	Section 6(d) of the Original Agreement is hereby amended to include the following Section 6(d)(v):

(v)     Service Incentive. Primo shall pay to DSW, quarterly, a service incentive (the “Service Incentive”) for year to date performance based on DSW’s Service Score and the resulting Price Per Bottle Incentive (as defined on Schedule J). The maximum Service Incentive Primo shall pay is $0.05 per Bottle. The calculation for the Service Incentive is set forth on Schedule J. If the full year score measured at the end of any particular year is below 92%, the amount of any Service Incentive actually paid to DSW for any previous quarters during such year will be deemed forfeited and deducted by Primo from any amounts due to DSW.

d.	Schedule E of the Original Agreement is hereby replaced in its entirety with Attachment A to this Amendment.

e.	The “LIST OF SCHEDULES TO STRATEGIC ALLIANCE AGREEMENT” in the Original Agreement is hereby amended to add Schedule J, titled “Service Incentive”.

f.	The Attachment B to this Amendment is hereby added to the Original Agreement as Schedule J – Service Incentive.

g.	Section 26 of the Original Agreement is hereby replaced in its entirety by the following:

26.      Notices. Any notices required hereunder shall be sent by e-mail followed by a “hard copy” via overnight mail to the parties as follows (or to such other address as may be specified by either party to the other party in accordance with this Section 26):

To Primo:	To DSW:

Primo Water Corporation	DS Services of America, Inc.
101 N. Cherry Street, Suite 501	2300 Windy Ridge Parkway SE, Suite 500N
Winston-Salem, NC 27101	Atlanta, GA 30339
Attn: President and COO	Attn: President and CEO
Email: msheehan@primowater.com	Email: tharrington@water.com

With a copy to:	With a copy to:

Primo Water Corporation	DS Services of America, Inc.
101 N. Cherry Street, Suite 501	2300 Windy Ridge Parkway SE, Suite 500N
Winston-Salem, NC 27101	Atlanta, GA 30339
Attn: Chief Financial Officer	Attn: VP, General Counsel and Secretary
Email: mcastaneda@primowater.com	E-mail: mpoe@water.com

3.	Miscellaneous.

a.

Conflicting Terms and Full Force and Effect. To the extent that any of the terms and conditions of this Amendment are inconsistent with the terms and conditions of the Original Agreement, the terms and conditions of this Amendment shall prevail. Except as expressly set forth herein, this Amendment does not constitute a waiver or modification of any provision of the Original Agreement. Except as expressly amended hereby, the Original Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Original Agreement, the terms “this Agreement,” “herein,” “hereof,” “hereinafter,” “hereto” and words of similar import shall, unless the context otherwise requires, mean the Original Agreement as amended by this Amendment. References to the term “this Agreement” appearing in the Exhibits or Schedules to the Original Agreement shall, unless the context otherwise requires, mean the Original Agreement as amended by this Amendment.

b.	Governing Law and Dispute Resolution. The Governing Law and Dispute Resolution provisions of the Original Agreement shall extend this Amendment.

c.

Representations and Warranties. Each of Primo and DSW hereby represents and warrants to the other that it is not subject to any covenants, agreements or restrictions that would be breached or violated by its negotiation or execution of this Amendment or its performance of the Original Agreement, as amended hereby.

d.

Counterparts. This Amendment may be executed in one or more counterparts that together constitute one and the agreement and may be and delivered by electronic means, and each copy of which shall be deemed an original.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PRIMO WATER CORPORATION
(“Primo”)

By:	/s/ Matthew T. Sheehan
Name:	Matthew T. Sheehan
Title:	President and Chief Operating Officer

DS SERVICES OF AMERICA, INC.
(“DSW”)

By:	/s/ Thomas J. Harrington
Name:	Thomas J. Harrington
Title:	Chief Executive Officer

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